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                                                                    Exhibit 99.1


NEW HEIGHTS RECOVERY &
POWER, LLC

Financial Statements for the
Year Ended December 31, 1999, and
Independent Auditors' Report

                                                  [DELOITTE & TOUCHE LETTERHEAD]


INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
 New Heights Recovery & Power, LLC:

We have audited the accompanying balance sheet of New Heights Recovery & Power, LLC (the "Company") as of December 31, 1999, and the related statements of operations and members' interest, and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP


March 3, 2000
(May 10, 2000 as to Note 6)

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NEW HEIGHTS RECOVERY & POWER, LLC

BALANCE SHEET
DECEMBER 31, 1999
--------------------------------------------------------------------------------
ASSETS


CURRENT ASSETS:
  Cash                                                        $     5,288
  Accounts receivable (net of allowance for doubtful accounts
    of $7,500)                                                    147,198
  Inventories                                                      11,308
  Prepaid expenses and other current assets                        12,217
                                                              -----------
     Total current assets                                         176,011
                                                              ===========

PROPERTY, PLANT AND EQUIPMENT:
  Land                                                            774,557
  Buildings and building improvements                           3,076,997
  Machinery and equipment                                      24,691,329
  Furniture and fixtures                                           37,188
                                                              -----------

                                                               28,580,071

  Less accumulated depreciation                                   194,107
                                                              -----------
  Net property, plant and equipment                            28,385,964
                                                              -----------

TOTAL ASSETS                                                  $28,561,975
                                                              ===========

LIABILITIES AND MEMBERS' INTEREST

CURRENT LIABILITIES:
  Accounts payable                                            $ 1,346,095
  Accounts payable - affiliates                                   754,243
  Other accrued expenses                                           76,283
  Current portion of note payable - other                          40,071
                                                              -----------
     Total current liabilities                                  2,216,692
                                                              ===========

LONG-TERM DEBT, NET OF CURRENT PORTION:
  Note payable - affiliate                                      1,500,000
  Note payable - other                                            241,549
                                                              -----------
     Total long-term debt                                       1,741,549
                                                              -----------

TOTAL LIABILITIES                                               3,958,241
                                                              -----------
MEMBERS' INTEREST                                              24,603,734
                                                              -----------

TOTAL LIABILITIES AND MEMBERS' INTEREST                       $28,561,975
                                                              ===========


See notes to financial statements.

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NEW HEIGHTS RECOVERY & POWER, LLC

STATEMENT OF OPERATIONS AND MEMBERS' INTEREST
YEAR ENDED DECEMBER 31, 1999
-------------------------------------------------------------------------------

REVENUES                                                 $    519,500

COST OF OPERATIONS                                          1,609,547
                                                         ------------

GROSS LOSS                                                 (1,090,047)

SELLING, GENERAL AND ADMINISTRATION EXPENSES                1,916,489
                                                         ------------

LOSS FROM OPERATIONS                                       (3,006,536)

OTHER EXPENSES:
  Interest - net of interest income                            13,295
  Interest - affiliates                                       150,000
                                                         ------------
     Total other expenses                                     163,295
                                                         ------------

NET LOSS                                                   (3,169,831)

MEMBERS' INTEREST. BEGINNING OF YEAR                       22,470,000

MEMBERS' CONTRIBUTIONS                                      5,303,565
                                                         ------------

MEMBERS' INTEREST, END OF YEAR                           $ 24,603,734
                                                         ============


See notes to financial statements.

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NEW HEIGHTS RECOVERY & POWER, LLC

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                                                $(3,169,831)
Adjustments to reconcile net loss to net cash
  used in operating activities:
    Depreciation                                                            194,107
    Changes in assets and liabilities:
      Increase in accounts receivable                                      (147,198)
      Increase in inventories                                               (11,308)
      Increase in prepaid expenses and other current assets                 (12,217)
      Increase in accounts payable and accrued expenses                   1,445,437
                                                                        -----------

    Net cash used in operating activities                                (1,701,010)
                                                                        -----------
CASH FLOWS FROM INVESTING ACTIVITIES -
  Capital expenditures                                                   (3,580,071)
                                                                        -----------

    Cash used in investing activities                                    (3,580,071)
                                                                        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on notes payable                                        (17,196)
 Members' contributions                                                   5,303,565
                                                                        -----------
    Net cash provided by financing activities                             5,286,369
                                                                        -----------

NET INCREASE IN CASH                                                          5,288

CASH, BEGINNING OF YEAR                                                          --
                                                                        -----------

CASH, END OF YEAR                                                       $     5,288
                                                                        ===========

SUPPLEMENTAL/INFORMATION -
 Interest paid                                                          $    16,073
                                                                        ===========


See notes to financial statements.


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

NEW HEIGHTS RECOVERY & POWER, LLC

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------

1.   REORGANIZATION AND BASIS OF PRESENTATION

     On December 29, 1998 New Heights Recovery & Power, LLC (the "Company"), emerged from reorganization proceedings under Chapter 11 of the United States Bankruptcy Code. The Company had filed a petition seeking protection under the Bankruptcy Code due to its inability to service debt incurred in the construction of its waste-to-energy facility. The Company was not able to service its debt after the State of Illinois, in 1996, passed an amendment to the Retail Rate Law purporting to change the definition of a Qualifying Solid Waste-To-Energy Facility ("QSWEF").

     Under the Plan of Reorganization, as amended on February 28, 2000, the former bondholders of the Company received 50% of the members' interest (3,981,750 units) and Oakhurst Technology, Inc. ("OTI") received 50% of the members' interest in return for a commitment to provide up to $17,000,000 of contributions to the Company to fund the New Heights business plan (the "Business Plan") including a glass recycling business with a value of approximately $1,000,000. OTI contributed an additional $2,015,470 to the Company between December 31, 1998 and March 3, 2000 to be used to pay trade payables. The glass recycling business was contributed by OTI during March 2000 and as such no amounts have been reflected in the financial statements. Earnings and losses of the Company are allocated proportionately to the members based on their percentage ownership.

     The Business Plan provides for the establishment of a crumb rubber processing facility and the operation of a combustion facility.

     The Company has obtained all appropriate operational permits for its combustion facility, and expects the facility to be fully operational and on-line during the summer of 2000.

     In accordance with American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," the Company adopted fresh-start reporting as of January 1, 1999 (the "Effective Date"), the closest month end to the effective date of the Plan of Reorganization. Under fresh-start reporting, a new reporting entity is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values at the Effective Date of the plan of reorganization. The fair value of the assets and liabilities of the Company as of the Effective Date were $25,000,000 and $2,530,000, respectively. The fair value of the assets of the Company was determined by management based upon a bid to purchase the assets of the Company by a third party in October 1998.

2.    BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Business - The Company is re-developing an existing waste tire recycling facility in Ford Heights, Illinois into a fully integrated environmental campus. This campus consists of a fully permitted waste tire processing facility, a fully permitted cryogenic crumb rubber manufacturing facility, a fully permitted ambient crumb rubber manufacturing facility, and a 22 megawatt waste tire to energy facility. The Company expects to receive and process up to 9,000,000 tires annually.

     b. Inventories - Inventories are stated at the lower-of-cost or market value, on the first-in, first-out basis.


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     c.   Property, Plant and Equipment - Property, plant and equipment are recorded at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives for financial reporting purposes are as follows:


                                                               USEFUL LIFE RANGE
                Buildings and building improvements              15-30 years

                Machinery and equipment                           5-15 years

                Furniture and fixtures                            2-10  years

     d. Revenue Recognition - Revenues from the manufacture and sale of ambient and cryogenic crumb rubber are recorded when the sales to customers are completed. Revenues from the Company's waste-to-energy facilities are recorded when energy is delivered to customers. Revenues from tire disposal fees are recognized when processing or disposal of the tires has occurred.

     e. Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     f. New Accounting Standard - In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company intends to adopt the new standard when required in 2001. The Company has not yet determined the effect of this new standard on the financial statements.

3.   BORROWING ARRANGEMENTS

     In connection with the Plan of Reorganization, KTI, Inc. ("KTI") an affiliate of OTI, settled a third party pre-petition claim against the Company for $1,500,000 through a loan to the Company. Such loan bears interest at a rate of 10% per annum and is repayable to KTI to the extent that cash flow is available from the Company's operations.

     The Company has a 10% note payable to Cook County, payable in monthly installments of $5,536, including interest, through February 1, 2005. At December 31, 1999, the outstanding balance on the note payable was $281,620. Repayment of the note principal is due as follows: $40,071 in 2000, $44,267 in 2001, $48,903 in 2002, $54,024 in 2003, $59,681 in 2004
     and $34,674 in 2005.

4.   LEASES

     The Company leases the ambient crumb rubber processing facility, and certain vehicles under operating leases. Rental expense amounted to $60,719 for the year ended December 31, 1999.


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

     Future minimum monthly lease rentals for the crumb rubber processing facility and vehicles, under noncancelable lease agreements, are as follows:

                YEAR ENDING
                DECEMBER 31
                  2000                            153,397
                  2001                            156,567
                  2002                            133,221
                  2003                            110,603
                  2004                             67,146

5.   RELATED PARTY TRANSACTIONS

     The Company has an operation and maintenance agreement with KTI, Inc., which expires in December 2003 and provides for annual fees of $400,000. The annual fee is payable only from net positive cash flow as defined by the agreement. As of December 31, 1999 the 1999 fee of $400,000 is included in accounts payable. KTI also provides certain general and administrative services, including the administration of payroll, health insurance and other welfare costs, to the Company for which it is reimbursed the direct expense portion.

     As provided in the Plan of Reorganization, during 1999 the Company purchased certain machinery and equipment from KTI at a cost of $1,821,618.

6.   ACQUISITIONS

     On February 8, 2000 the Company acquired the stock of Elk Distributing, Inc. ("Elk") an Indiana corporation, for approximately $615,500; consisting of a cash payment of $315,500 and the issuance of a contingent, non-interest bearing note to the former owner of Elk for $300,000. The note is payable in 24 monthly installments of $12,500 if certain sales criteria are met. If such criteria are not met, payment amounts may be reduced. Elk is in the business of collecting waste passenger and truck tires for disposal.

     On May 10, 2000 the Company acquired certain assets of two Waste Recovery, Inc. operations; one located in Dupo, Illinois and the other in Marseille, Illinois. Each of these facilities is in the business of collecting waste passenger and truck tires for shredding and disposal. The purchase price included cash payments totaling approximately $1.9 million; certain contingent payments; the assumption of approximately $6.1 million in Solid Waste Disposal Refunding Revenue Bonds issued by the Southwestern Illinois Development Authority and the Upper Illinois Valley Development Authority; and the assumption of certain trade payables and capital leases.

                                   * * * * * *


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